UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2023 (February 23, 2023)

Gray Television, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

001-13796	58-0285030
(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

404-504-9828
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock (no par value)	GTN.A	New York Stock Exchange
common stock (no par value)	GTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On February 23, 2023, Gray Television, Inc. (“Gray,” or the “Company”) and certain of its subsidiaries entered into a three-year $300 million revolving accounts receivable securitization facility (the “AR Facility”) with Wells Fargo Bank, N.A., as administrative agent (“Wells”) for the purpose of providing additional liquidity in order to repay indebtedness under the Company’s Senior Credit Facility (the “Senior Credit Facility”).

In connection with the AR Facility, Gray Media Group, Inc., a wholly-owned subsidiary of the Company (the “Originator”) will, pursuant to a Receivables Sale Agreement, dated as of February 23, 2023 (the “Sale Agreement”), between the Originator, Gray, the various entities listed on Schedule I thereto and Gray AR, LLC, a wholly-owned special purpose subsidiary of the Company (the “SPV”), sell and/or contribute its existing and future accounts receivable and certain related rights to the SPV.

Pursuant to a Receivables Purchase Agreement, dated as of February 23, 2023 (the “Receivables Purchase Agreement”), by and among the SPV, the Company, as servicer, Wells, as administrative agent, and certain purchasers from time to time party thereto (the “Purchasers”), the SPV (a) sells certain of the receivables and related rights to the Purchasers (“Sold Receivables”) and (b) guarantees the collection of the Sold Receivables and pledges the remaining receivables and related rights that it owns in order to secure such guarantee. The Company will service the accounts receivables on behalf of the SPV for a fee. In addition, pursuant to a Performance Undertaking, dated as of February 23, 2023 (the “Performance Undertaking”), between the Company and Wells, the Company has agreed to guaranty the performance by the Originator, in its capacity as originator and the Company in its capacity as servicer, of its obligations under the Receivables Purchase Agreement and Sale Agreement. Neither the Originator nor the Company guarantees the collectability of the receivables under the AR Facility.

The SPV is a separate legal entity with its own separate creditors who will be entitled to access the SPV’s assets before the assets become available to the Company. Accordingly, the SPV’s assets are not available to pay creditors of the Company or any of its subsidiaries, although collections from the receivables in excess of amounts required to repay the Purchasers and other creditors of the SPV may be remitted to the Company.

The Securitization Facility is subject to interest charges, at the one-month Secured Overnight Financing Rate plus 100 basis points on the amount of the outstanding facility. The SPV is also required to pay an upfront fee and a commitment fee in connection with the Securitization Facility. On February 23, 2023, the Company drew $300 million under the Securitization Facility and intends to use the proceeds to pre-pay the outstanding principal balance of $295 million of Term Loan B under the Senior Credit Facility on March 1, 2023.

The Receivables Purchase Agreement, the Sale Agreement and the Performance Undertaking contain customary representations and warranties, affirmative and negative covenants, and termination events, including but not limited to those providing for the acceleration of amounts owed under the AR Facility if, among other things, the SPV fails to pay amounts due, the SPV becomes insolvent or subject to bankruptcy proceedings or certain judicial judgments or breaches of certain representations and warranties and covenants.

The foregoing descriptions of the Receivables Purchase Agreement, the Sale Agreement and the Performance Undertaking are qualified in their entirety by reference to the Receivables Purchase Agreement, the Sale Agreement and the Performance Undertaking, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1
Receivables Purchase Agreement, dated as of February 23, 2023, by and among Gray AR, LLC, as seller, the persons from time to time party thereto as Purchasers (as defined therein), Wells Fargo Bank, N.A., as administrative agent, and Gray Television, Inc., in its individual capacity and as initial Master Servicer (as defined therein).

10.2	Receivables Sale Agreement, dated as of February 23, 2023, among Gray Media Group, Inc., the various entities listed on schedule I thereto, Gray Television, Inc., and Gray AR, LLC.
10.3	Performance Undertaking, dated as of February 23, 2023, by Gray Television, Inc., in favor of Wells Fargo Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc.

February 27, 2023	By:	/s/ James C. Ryan
		Name:	James C. Ryan
		Title:	Executive Vice President and Chief Financial Officer